Exhibit 99.1

PRELIMINARY—SUBJECT TO COMPLETION

Olin™

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – *Before the meeting* – www.proxypush.com/OLN
Use the Internet to vote your proxy until 11:59 p.m. (ET) on [ ], 2026. Scan code below for mobile voting.

During the meeting – Use the unique link to be provided by email after registering at https://register.proxypush.com/OLN

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box in the upper right corner of this proxy card available and follow the instructions.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (ET) on [ ], 2026.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. **The Direct Merger Proposal:** To approve the Agreement and Plan of Merger, dated as of June 15, 2026, by and among Olin Corporation ("Olin"), Huntsman Corporation ("Huntsman"), Olympus Merger Sub, Inc. ("First Merger Sub") and Hook Merger Sub LLC ("Second Merger Sub"), and the related plan of merger providing for the merger of Huntsman with and into Olin (the "direct merger"), with Olin as the surviving entity, including the issuance of shares of Olin common stock in connection therewith.	☐ For	☐ Against	☐ Abstain
2. **The Subsidiary Merger Proposal:** To approve the issuance of shares of Olin common stock in connection with (i) the merger of First Merger Sub with and into Huntsman (the "first subsidiary merger"), with Huntsman surviving as a direct wholly owned subsidiary of Olin (the "initial surviving company"), and (ii) immediately following the first subsidiary merger as part of the same overall transaction as the first subsidiary merger, the merger of the initial surviving company with and into Second Merger Sub, with Second Merger Sub surviving as a direct wholly owned subsidiary of Olin.	☐ For	☐ Against	☐ Abstain
3. **The Advisory Compensation Proposal:** To approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Olin's named executive officers that is based on or otherwise relates to the direct merger.	☐ For	☐ Against	☐ Abstain
4. **The Adjournment Proposal:** To approve one or more adjournments of the special meeting to a later date or time, if necessary or appropriate, including adjournments to permit the solicitation of additional votes or proxies, if there are not sufficient votes cast at the special meeting to approve the Direct Merger Proposal or the Subsidiary Merger Proposal.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ____________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

OLIN CORPORATION
SPECIAL MEETING OF SHAREHOLDERS [ ], [ ], 2026
[ ]
The Special Meeting of Shareholders will be hosted as a virtual event. To register for the virtual meeting, please follow the instructions below:
Visit https://register.proxypush.com/OLN on your smartphone, tablet or computer.
As a shareholder, you will then be required to enter your control number, which is located in the upper right-hand corner on the reverse side of this proxy card.
After registering, you will receive a confirmation email. Approximately one hour prior to the start of the meeting, an email will be sent to the email address you provided during registration with a unique link to the virtual meeting.
This Proxy Statement is available for viewing, printing and downloading at www.proxydocs.com/OLN. Copies of the proxy materials will be mailed to all shareholders of record entitled to notice of, and to vote at, the Special Meeting of Shareholders.
In addition to the printed materials that will be made available to you, the proxy materials will be available online at www.proxydocs. com/OLN, and will also be available on the website of the Securities and Exchange Commission at www.sec.gov.
Olin Corporation
190 Carondelet Plaza, Suite 1375
Clayton, Missouri 63105
This proxy is solicited by the Board of Directors for use at the Special Meeting of Shareholders on [ ], 2026.
The shares of Olin common stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side. This card also provides confidential voting instructions for shares held in the Olin Corporation Retirement Savings Plan (“RSP”). If you are a participant and have shares of Olin common stock allocated to your RSP account, please read the Trustee’s Authorization below regarding voting of those shares.
This proxy when properly executed will be voted in the manner you have directed. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.
By signing the proxy, you revoke all prior proxies and appoint ANGELA M. CASTLE and INCHAN HWANG (together, the “Named Proxies”), and each of them with full power of substitution, to act and vote all shares of Olin Corporation that the undersigned is entitled to vote on the matters shown on the reverse side and any other matters which may come before the Special Meeting of Shareholders to be held on [ ], 2026 at [ ] Central Time and all adjournments or postponements thereof.
Trustee’s Authorization: You may direct Empower Annuity Insurance Company of America, as Trustee of the RSP, how to vote the shares of Olin common stock allocated to your RSP account on the four matters listed on the reverse side by completing and mailing this Proxy/Voting Instruction Form or submitting your voting instructions online or by telephone. The Trustee will vote the shares represented by this Proxy/Voting Instruction Form as instructed if proper instructions are received via mail, online or by telephone before 11:59 p.m. Eastern Time on [ ], 2026. The Trustee will vote all shares for which no instructions are received in the same proportion as shares for which they receive instructions.
See reverse for voting instructions.